Exhibit 99.1

Contacts:	Rachel Scherer	Kathleen Janasz
	Investor Relations	Public Relations
	763-505-2694	763-505-2634

F O R   I M M E D I A T E   R E L E A S E

Robert C. Pozen, Chairman of MFS Investment Management,

Elected to Medtronic Board of Directors

MINNEAPOLIS, Oct. 21, 2004—Medtronic, Inc. (NYSE: MDT), today announced the election to its Board of Directors of Robert C. Pozen, chairman of MFS Investment Management. Pozen is a director of BCE, the parent company of Bell Canada, a director of Bank of New York and a trustee of the Commonwealth Fund, a foundation focused on healthcare coverage and quality.

Prior to joining MFS, Pozen was secretary of Economic Affairs for the Commonwealth of Massachusetts. Previously, Pozen had spent 15 years at Fidelity Investments, rising to president of Fidelity Management and Research Company, the investment advisor to the Fidelity mutual funds.  Before Fidelity, he had been a partner at the Washington, D.C., law firm of Caplin & Drysdale and had served as associate general counsel to the Securities and Exchange Commission.

Art Collins, Medtronic chairman and chief executive officer, noted that Pozen has a broad background in finance, government and healthcare that will be valuable to Medtronic. “We are delighted that Bob Pozen will bring his expertise and breadth of knowledge to Medtronic as we strive to restore health and alleviate pain through the advancement of medical technologies,” Collins said.

Pozen earned a bachelor of arts degree from Harvard College, and received a J.D. from Yale Law School, where he served on the editorial board of the Yale Law Journal.  In addition to numerous published articles, Pozen authored The Mutual Fund Business as well as the first textbook on comparative regulation of financial institutions.  During 2002 and 2003, he was the John Olin Visiting Professor at Harvard Law School.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.  Its Internet address is www.medtronic.com.

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Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 30, 2004.  Actual results may differ materially from anticipated results.